Exhibit 99.1

Scientific Learning Reports Second Quarter Results

OAKLAND, Calif.--(BUSINESS WIRE)--July 30, 2009--Scientific Learning Corporation (NASDAQ:SCIL), a leading provider of technologies for accelerated learning, today announced financial results for the second quarter ended June 30, 2009.

Second Quarter Summary (2Q09 vs. 2Q08)

  Total revenues decreased 21% to $10.6 million, total booked sales decreased 10% to $13.0 million and K-12 booked sales decreased 8% to $11.7 million;
  Gross profit decreased 23% to $8.1 million and gross margin decreased to 75.9% of total revenues from 77.4% of total revenues;
  Operating loss of $334,000 versus operating income of $690,000, and EBITDAS of $437,000 versus $1.8 million;
  Net loss of $314,000 versus net loss of $438,000; and
  Net loss per share of $0.02 versus net loss per share of $0.03.

Andy Myers, Chief Executive Officer, stated, “Unusual market factors led to second quarter financial results that are not indicative of our positive expectations for full year performance. Uncertainties surrounding the use of federal education stimulus dollars and delays in states releasing those funds to school districts forced many of our customers to temporarily delay purchasing decisions in the second quarter. However, given the continuing demands to improve student achievement and the temporary boost to IDEA and Title I federal funds, we remain optimistic about the 2009-10 outlook for our business. Our pipeline of potential new business is robust, the flow of federal stimulus funds is improving, and we fully anticipate capturing delayed and incremental sales in subsequent quarters. We have already seen some of this business close in July, including a $6.9 million sale approved by a school board in Florida on Tuesday. Overall, we remain comfortable with our 2009 objectives of generating positive cash flow and achieving year-over-year growth in booked sales.”

Myers continued, “Despite the funding difficulties being experienced by K-12 schools, the operating improvements implemented over the past year allowed us to reduce our operating expenses, and we ended the quarter with approximately $5 million in cash which was better than we had expected.”

Operating Results

Total revenues decreased 21% to $10.6 million in the second quarter of 2009 compared to $13.5 million in the second quarter of 2008. Product revenues decreased 31% to $6.1 million and service and support revenue decreased 2% to $4.5 million. Product revenue was negatively impacted by uncertainties and delays related to the new federal stimulus funding. With the new federal stimulus money not reaching many school districts until July, districts were not in a position to commit to new federally funded purchases in the second quarter. In addition, we deferred over $1 million of product revenues that otherwise would have been recognized in the second quarter. This revenue is part of bundled sales that includes the new Reading Assistant Expanded Edition which is expected to be delivered in the third quarter. We cannot recognize any revenue that is part of a bundled sale that includes the new Reading Assistant product until such product is delivered. The decrease in service and support revenue was primarily due to an expected reduction in OEM revenue. Total booked sales decreased 10% in the second quarter, with an 8% decrease in K-12 booked sales helping to offset the larger, but expected, decline in international, private provider and other booked sales.

Gross profit decreased 23% to $8.1 million in the second quarter of 2009 compared to $10.4 million in the second quarter of 2008. Gross profit margin decreased 150 basis points to 75.9% from 77.4% of total revenues. The decrease in the gross profit margin was primarily driven by a change in revenue mix away from software, which carries a higher gross margin. Product gross profit margin declined to 91.1% from 92.6% and service and support gross profit margin increased to 55.0% from 47.9%. Product gross profit margin was negatively impacted by revenue deferrals and the incremental amortization expense from the Soliloquy acquisition in January 2008. Service and support margins improved principally due to year-over-year price increases and more efficient delivery of services.

Total operating expenses decreased 14% to $8.4 million in the second quarter of 2009 compared to $9.8 million in the second quarter of 2008. Sales and marketing expenses decreased 15% to $5.3 million, research and development expenses decreased 25% to $1.2 million, and general and administrative expenses decreased 2% to $1.9 million. The decreases in all three areas were primarily driven by strategic and operational improvements to the core K-12 business to streamline the sales process, reduce costs, and maximize productivity. In addition, during the second quarter of 2009, approximately $427,000 of research and development costs were capitalized relating to costs incurred after technological feasibility was reached on Reading Assistant Expanded Edition.

Earnings before interest, taxes, depreciation, amortization, and stock compensation (EBITDAS) decreased to $437,000 in the second quarter 2009 from $1.8 million in the second quarter 2008. Operating loss in the second quarter 2009 was $334,000 versus operating income of $690,000 in the second quarter 2008. Net loss was $314,000, or $0.02 per share, in the second quarter of 2009 compared to a net loss of $438,000, or $0.03 per share, in the second quarter of 2008.

The company believes that booked sales and EBITDAS (both non-GAAP measures) are important measures of operating performance and has chosen to disclose these figures as part of the earnings results. EBITDAS and booked sales should not be considered in isolation from net income and revenue and are not intended to represent substitute measures of performance calculated under GAAP. Reconciliations of booked sales, revenue and deferred revenue, and EBITDAS and net income (net loss) are included at the end of this earnings release and in the investor information section of our website, www.scientificlearning.com.

Selected Balance Sheet Information

As of June 30, 2009, cash and cash equivalents were $4.9 million compared to $6.0 million at March 31, 2009 and $2.3 million at June 30, 2008. The sequential quarterly decline is driven by normal seasonal trends in the business. Net accounts receivable were $9.1 million at June 30, 2009 compared to $5.4 million at March 31, 2009 and $10.7 million at June 30, 2008. As of June 30, 2009, short-term borrowings under our line of credit were $2.5 million compared to $2.5 million on March 31, 2009 and no borrowings on June 30, 2008.

Conference Call Information

A conference call to discuss second quarter results and the outlook for 2009 is scheduled for today, on Thursday, July 30, 2009 at 5:00 p.m. EDT / 2:00 p.m. PDT. The conference call will be available live on the Investor Information portion of the Company’s website at www.scilearn.com/investorinfo. The conference call can also be accessed at (866) 652-3154 (domestic) or (706) 634-7311 (international), conference id number 20752912. Please dial in or visit the website at least 10 minutes prior to the commencement of the call to ensure your participation. A replay of this teleconference will be made available on the Scientific Learning website approximately two hours following the conclusion of the call. To hear the replay by phone, please call (800) 642-1687 (domestic) and (706) 645-9291 (international) and enter conference id: 20752912.

About Scientific Learning Corporation

Scientific Learning creates educational software that accelerates learning by improving the processing efficiency of the brain. Based on more than 30 years of neuroscience and cognitive research, the Fast ForWord® family of products provides struggling readers with computer-delivered exercises that build the cognitive skills required to read and learn effectively. Scientific Learning's Reading AssistantTM combines advanced speech recognition technology with scientifically-based courseware to help students strengthen fluency, vocabulary and comprehension to become proficient, life-long readers. The efficacy of the products has been established by more than 550 research studies and publications. For more information, visit www.scientificlearning.com or call toll-free 888-452-7323.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, statements relating to the Company’s future financial results, future booked sales and cash flow growth and the school funding environment. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic and financial conditions (including the recent adverse events in the general economy and in the financial and credit markets); availability of funding to purchase the Company's products and generally available to schools; unexpected challenges in product development; the acceptance of new products, including our first web-delivered products for home use, and product changes; seasonality and sales cycles in Scientific Learning's markets; competition; the extent to which the Company's marketing, sales and implementation strategies are successful; personnel changes; the Company's ability to continue to demonstrate the efficacy of its products, and other risks detailed in the Company's SEC reports, including but not limited to the Report on Form 10-Q for the quarter ended March 31, 2009 (Part II, Item 1A, Risk Factors), filed May 8, 2009. The Company disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

SCIENTIFIC LEARNING CORPORATION
CONDENSED BALANCE SHEET
(In thousands)
Unaudited

	June 30,	December 31,	June 30,
	2009	2008	2008
Assets
Current assets:
Cash and cash equivalents	$4,949	$7,550	$2,279
Accounts receivable, net	9,055	7,717	10,701
Prepaid expenses and other current assets	1,447	1,341	1,385

Total current assets	15,451	16,608	14,365

Property and equipment, net	1,828	1,552	1,725
Goodwill	4,568	4,568	4,568
Other intangible assets, net	5,954	6,424	6,817
Other assets	1,951	1,108	1,019

Total assets	$29,752	$30,260	$28,494

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,052	$674	$903
Accrued liabilities	3,952	3,964	4,385
Borrowings from line of credit	2,500	-	-
Deferred revenue	15,013	15,521	16,166

Total current liabilities	22,517	20,159	21,454
Deferred revenue, long-term	3,601	4,431	4,455
Other liabilities	685	625	477

Total liabilities	26,803	25,215	26,386

Stockholders' equity:
Common stock and additional paid-in capital	86,177	85,098	83,948
Accumulated deficit	(83,228)	(80,053)	(81,840)

Total stockholders' equity:	2,949	5,045	2,108

Total liabilities and stockholders' equity	$29,752	$30,260	$28,494

SCIENTIFIC LEARNING CORPORATION
STATEMENT OF OPERATIONS
(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,

	2009	2008	2009	2008

Revenues:

Products	$6,148	$8,907	$10,120	$13,534
Service and support	4,468	4,574	9,121	9,032
Total revenues	10,616	13,481	19,241	22,566

Cost of revenues:

Cost of products	545	659	946	1,087
Cost of service and support	2,010	2,381	4,206	4,868
Total cost of revenues	2,555	3,040	5,152	5,955

Gross profit	8,061	10,441	14,089	16,611

Operating expenses:

Sales and marketing	5,281	6,196	10,724	13,132
Research and development	1,205	1,603	2,742	3,722
General and administrative	1,909	1,952	3,850	3,948
Total operating expenses	8,395	9,751	17,316	20,802

Operating income (loss)	(334)	690	(3,227)	(4,191)

Interest and other income	56	112	118	332

Income (loss) before income tax	(278)	802	(3,109)	(3,859)
Income tax expense	36	1,240	66	1,243
Net loss	$(314)	$(438)	$(3,175)	$(5,102)

Basic net loss per share	$(0.02)	$(0.03)	$(0.18)	$(0.29)
Shares used in computing basic net loss per share	17,984	17,425	17,931	17,381
Diluted net loss per share	$(0.02)	$(0.03)	$(0.18)	$(0.29)
Shares used in computing diluted net loss per share	17,984	17,425	17,931	17,381

SCIENTIFIC LEARNING CORPORATION
CONDENSED STATEMENT OF CASH FLOWS
(In thousands)
Unaudited

	Three months ended June 30, 2009	Three months ended June 30, 2008	Six months ended June 30, 2009	Six months ended June 30, 2008

Operating Activities:
Net loss	$(314)	$(438)	$(3,175)	$(5,102)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	352	323	711	595
Stock based compensation	340	642	748	1,175
Increase in deferred tax asset valuation allowance	-	1,191	-	1,191
Changes in operating assets and liabilities:
Accounts receivable	(3,614)	(5,959)	(1,338)	(4,278)
Prepaid expenses and other current assets	350	371	(106)	(75)
Other assets	(159)	(80)	(91)	(93)
Accounts payable	327	464	378	(67)
Accrued liabilities	890	146	(12)	288
Deferred revenue	1,341	856	(1,338)	(2,444)
Other liabilities	29	13	60	24

Net cash used in operating activities	$(458)	$(2,471)	$(4,163)	$(8,786)

Investing Activities:
Purchases of property and equipment, net	(220)	(113)	(517)	(199)
Additions to capitalized software	(427)	-	(752)	-
Purchase of Soliloquy	-	(11)	-	(10,130)

Net cash used in investing activities	(647)	(124)	(1,269)	(10,329)

Financing Activities:
Borrowings under bank line of credit	-	-	2,500	-
Proceeds from issuance of common stock, net	73	202	331	215

Net cash provided by financing activities	73	202	2,831	215

Decrease in cash and cash equivalents	(1,032)	(2,393)	(2,601)	(18,900)

Cash and cash equivalents at beginning of period	5,981	4,672	7,550	21,179

Cash and cash equivalents at end of period	$4,949	$2,279	$4,949	$2,279

Scientific Learning Corporation
Supplemental Information

Reconciliation of Booked Sales, Revenue and Change in Deferred Revenue

$s in thousands
	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Booked Sales	$12,961	$14,337	$18,993	$20,232
Less Revenue	10,616	13,481	19,241	22,566
Other adjustments	(1,004)	-	(1,090)	-
Net decrease in current and long-term deferred	$1,341	$856	$(1,338)	$(2,334)

Beginning balance in current and long-term deferred	17,273	19,765	19,952	22,955
Ending balance in current and long-term deferred	$18,614	$20,621	$18,614	$20,621

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Because a significant portion of our revenue is recognized over a period of months, booked sales is a good indicator of current activity. The table above shows the reconciliation of booked sales, revenue, and changes in deferred revenue.

Reconciliation of product revenue without the deferral for sales containing Reading Assistant

	Three months ended June 30,		Decrease
	2009	2008
Product revenue as reported	$6,148	$8,907	31%
Product revenue deferred due to RA sales	1,933	-
Total without deferral	$8,081	$8,907	9%

Reconciliation of Net Income to EBITDAS

$s in thousands
	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Net loss	$(314)	$(438)	$(3,175)	$(5,102)
Adjustments to reconcile to EBITDAS:
Income tax provision	36	1,240	66	1,243
Interest income, net	23	(10)	19	84
Depreciation and amortization	352	323	711	595
Stock compensation expense	340	642	748	1,175
EBITDAS	$437	$1,757	$(1,631)	$(2,005)

Earnings before interest, taxes, depreciation, amortization and stock compensation expense (EBITDAS) is a non-GAAP financial measure we believe to be a useful measure of the resources available to the company in the current period. We also believe that EBITDAS will be useful in allowing investors to compare our performance with that of other companies. The table above shows a reconciliation of EBITDAS to Net Income, the closest GAAP measure.

Non-Cash Charges

$s in thousands	Second Quarter			YTD
	2009			2009
	Depreciation & Amortization	Stock-based Compensation	Total	Depreciation & Amortization	Stock-based Compensation	Total
Included in:
Cost of Products	157	-	157	155	-	155
Cost of Service and Support	25	28	53	53	69	122
Operating Expenses	170	312	482	503	679	1,182
Total	$352	$340	$692	$711	$748	$1,459

$s in thousands	Second Quarter			YTD
	2008			2008
	Depreciation & Amortization	Stock-based Compensation	Total	Depreciation & Amortization	Stock-based Compensation	Total
Included in:
Cost of Products	113	-	113	113	-	113
Cost of Service and Support	32	51	83	32	51	83
Operating Expenses	178	591	769	566	697	1263
Total	$323	$642	$965	$711	$748	$1,459

CONTACT:
Scientific Learning Corporation
Jessica Lindl, 510-625-6784 (Media)
Senior Vice President, Marketing and Product Management
jlindl@scilearn.com
Bob Feller, 510-625-2281 (Investors)
Chief Financial Officer
investorrelations@scilearn.com